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                                                                   EXHIBIT 12(A)


____________, 1999



Smith Barney Muni Funds
  Georgia Portfolio
388 Greenwich Street
New York, New York  10013


Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) Alterman Investment Fund, Inc., a diversified closed-end management investment company organized as a Delaware corporation ("Alterman"),
(b) the Georgia Portfolio (the "Georgia Portfolio"), a non-diversified series of Smith Barney Muni Funds, an open-end management investment company organized as a Massachusetts business trust ("Muni Funds"), and (c) holders of shares of common stock in Alterman ("Alterman Shareholders") when Alterman Shareholders receive shares of beneficial interest of the Georgia Portfolio (the "Georgia Portfolio Shares") in exchange for their common stock in Alterman pursuant to an acquisition by the Georgia Portfolio of all or substantially all of the assets of Alterman in exchange for Georgia Portfolio Shares and the assumption by the Georgia Portfolio of stated liabilities of Alterman (collectively, the "Reorganization"), all pursuant to an agreement and plan of reorganization.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document so to execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to Alterman and the Georgia Portfolio set forth in the Registration Statement on
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Form N-14 (the "Registration Statement") filed by Muni Funds, on behalf of the
Georgia Portfolio, with the Securities and Exchange Commission and representations made in letters from Alterman (including the principal shareholders of Alterman), and Muni Funds, on behalf of the Georgia Portfolio, addressed to us for our use in rendering this final opinion. We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for federal income tax purposes:

     (i) the transfer to the Georgia Portfolio of all or substantially all of the assets of Alterman in exchange solely for the Georgia Portfolio Shares and the assumption by the Georgia Portfolio of all of the stated liabilities of Alterman, followed by the distribution of such Georgia Portfolio Shares to the Alterman Shareholders in exchange for their common stock of Alterman in complete liquidation of Alterman, will constitute a "reorganization" within the meaning of
            Section 368(a)(1) of the Code, and the Georgia Portfolio and Alterman will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) no gain or loss will be recognized by Alterman upon the transfer of all or substantially all of its assets to the Georgia Portfolio in exchange solely for Georgia Portfolio Shares and the assumption by the Georgia Portfolio of all of the stated liabilities of Alterman, or upon the distribution of Georgia Portfolio Shares to the Alterman Shareholders;

     (iii) the basis of the assets of Alterman in the hands of the Georgia Portfolio will be the same as the basis of such assets of Alterman immediately prior to the transfer;

     (iv) the holding period of the assets of Alterman in the hands of the Georgia Portfolio will include the

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            period during which such assets were held by Alterman;

     (v) no gain or loss will be recognized by the Georgia Portfolio upon the receipt of the assets of Alterman in exchange for Georgia Portfolio Shares and the assumption by the Georgia Portfolio of all of the stated liabilities of Alterman;

     (vi) no gain or loss will be recognized by the Alterman Shareholders upon the receipt of Georgia Portfolio Shares solely in exchange for their shares of Alterman as part of the transaction;

     (vii) the aggregate basis of Georgia Portfolio Shares received by a shareholder of Alterman will be the same as the aggregate basis of the shares of Alterman exchanged therefor; and

     (viii) the holding period of Georgia Portfolio Shares received by a shareholder of Alterman will include the holding period during which the shares of Alterman exchanged therefor were held, provided that at the time of the exchange the shares of Alterman were held as capital assets by the shareholder.


Very truly yours,

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